News Release

Integra Bank Corporation of Evansville, IN and Peoples Community Bancorp, Inc. of Cincinnati, OH Announce Mutual Termination of Proposed Merger

EVANSVILLE, INDIANA AND CINCINNATI, OHIO – January 31, 2008 – Integra Bank Corporation (Nasdaq Global Market: IBNK) and Peoples Community Bancorp, Inc. (Nasdaq Global Market: PCBI) today announced that their respective boards of directors have determined not to pursue their previously announced merger. On the terms of the merger agreement that the parties entered into on September 12, 2007, Peoples would have merged into Integra, and Peoples Community Bank would have merged into Integra Bank N.A.

The parties determined that terminating the agreements relating to the proposed transaction was in the best interests of each of their respective corporations and shareholders and have agreed not to comment further on the reasons for their decisions. There were no penalties incurred by either party in connection with the termination of the merger agreement and each will bear their own expenses.

“It is unfortunate that the ongoing crisis in the housing market has worsened so quickly, created so much uncertainty and fundamentally changed the attitudes of the stock market, industry experts and regulators toward mergers,” said Mike Vea, Chairman, President and CEO of Integra. “We continue to regard Peoples’ market, operations and management team very favorably.”

“In this environment, we agree that it is the best course of action for Peoples to move forward as an independent community bank,” said Jerry Williams, CEO of Peoples.

About Integra

Headquartered in Evansville, Integra Bank Corporation is the parent of Integra Bank N.A. As of December 31, 2007, Integra has $3.4 billion in total assets and currently operates 80 banking centers and 134 ATMs at locations in Indiana, Kentucky, Illinois and Ohio. Integra Bank Corporation’s common stock is listed on the Nasdaq Global Market under the symbol IBNK. Additional information may be found at Integra’s web site, www.integrabank.com.

About Peoples

Peoples Community Bancorp, Inc., headquartered in West Chester, Ohio, is the holding company for Peoples Community Bank, a federally chartered savings bank with 19 full service offices in Butler, Warren and Hamilton counties in southwestern Ohio and Dearborn and Ohio counties in southeastern Indiana. The Bank is an independent community bank, which offers a wide variety of financial services and products to customers throughout the Greater Cincinnati metropolitan area and adjoining markets. The Bank continues to exceed all applicable regulatory capital requirements and continues to be well capitalized under the regulatory framework for prompt corrective action.

Safe Harbor

Certain statements made in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this release, the words “may,” “will,” “should,” “would,” “anticipate,” “expect,” “plan,” “believe,” “intend,” and similar expressions identify forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) general economic conditions, either nationally, regionally or locally, including real estate values, are less favorable than expected; (2) changes in the interest rate environment that reduce net interest margin; (3) charge-offs and loan loss provisions; (4) the ability of Integra to maintain required capital levels and adequate sources of funding and liquidity; (5) changes and trends in capital markets; (6) competitive pressures among depository institutions increase significantly; (7) effects of critical accounting policies and judgments; (8) changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies; (9) legislative or regulatory changes or actions, or significant litigation that adversely affect Integra or the business in which Integra is engaged; (10) ability to attract and retain key personnel; (11) ability to secure confidential information through the use of computer systems and telecommunications network; and (12) the impact of reputational risk created by these developments on such matters as business generation and retention, funding and liquidity, and other factors described in our periodic reports filed with the SEC. We undertake no obligation to revise or update these risks, uncertainties and other factors except as may be set forth in our periodic reports.

Contacts:

For Integra:

Mike Vea, Chairman, President and CEO — 812-464-9604
Martin Zorn, CFO, EVP-Finance and Risk — 812-461-5794
Gretchen Dunn, Shareholder Relations — 812-464-9677

For Peoples:

Thomas J. Noe, Treasurer – 513-870-3530

Web sites:

http://www.integrabank.com

http://www.pcbionline.com